Exhibit B-3

Articles of Incorporation For

The undersigned natural person(s) of the age of eighteen years or more for the purpose of forming a corporation under the General and Business Corporation Law of Missouri adopts the following Articles of Incorporation:

Article One

The name of the Corporation is Innovative Energy Consultants Inc.

Article Two

The address, including street and number, if any, of the corporation's initial registered office in this state is

    1201 Walnut,          Kansas City, Missouri    64106-2124
________________________________________________________________
Name                   Address                   City/State/Zip

Article Three

The aggregate number, class and par value, if any, of shares which the corporation shall have the authority to issue shall be:

One Hundred (100) shares, all of which shall be no par common stock.

The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect to the shares of each class are as follows:

There shall be no preferences, qualifications, limitations, restrictions or special or relative rights, including convertible rights, in respect to the shares herein authorized.

Article Four

The extent, if any, to which the preemptive right of a shareholder to acquire additional shares is limited or denied.

No holder of outstanding shares of any class shall have any preemptive right to subscribe for or acquire shares of stock or any securities of any kind issued by the Corporation

Article Five

The name and place of residence of each incorporator is as follows:

Bernard J. Beaudoin   11439 West 105th Terrace   Overland Park,
                                                 Kansas 66214

________________________________________________________________
Name                   Address                   City/State/Zip

Article Six

(Choose one)

(X)  The number of directors to constitute the first board of directors is three (3). Thereafter the number of directors shall be fixed by, or the manner provided by the bylaws. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change. (NOTE: If the number of directors is to be one or two, do not check this box.)

                   OR

( )  The number of directors to constitute the board of directors is _____. (The number of directors to constitute the board of directors must be stated herein if there are to be less than three directors. The person to constitute the first board of directors may, but not need, be named.)

Article Seven

The duration of the corporation is perpetual.

Article Eight

The corporation is formed for the following purposes:

In general, to carry on any other business in connection with each and all of the foregoing or incidental thereto, and to carry on, transact and engage in any and every lawful business or other lawful thing calculated to be of gain, profit or benefit to the Corporation as fully and freely as a natural person might do, to the extent and in the manner, anywhere within and without the State of Missouri, as it may from time to time determine, and to have and exercise each and all of the powers and privileges, either direct or incidental, which are given and provided by or are available under the laws of the State of Missouri in respect of business corporations organized for profit thereunder; provided, however, that the Corporation shall not engage in any activity for which a corporation may not be formed under the laws of the State of Missouri.

IN WITNESS WHEREOF, these Articles of Incorporation have been signed on June 21, 2002.

/s/B. J. Beaudoin                            Bernard J. Beaudoin
________________________________________________________________
Signature                                        Printed Name

FILED
JUN 21 2002
Matt Blunt
SECRETARY OF STATE